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        This supplement to the Prospectus contained in a Registration Statement on Form S-3, SEC Registration No. 33-77782, is being filed pursuant to Rule 424(b)(3).


                       ALL AMERICAN COMMUNICATIONS, INC.

                          PROSPECTUS SUPPLEMENT NO. 1

                                       TO

                        PROSPECTUS DATED APRIL 20, 1994
                        2,319,643 Shares of Common Stock
                          (par value $.0001 per share)


        This Prospectus Supplement supplements the Prospectus dated April 20, 1994, included in a Registration Statement on Form S-3 filed by All American Communications, Inc. (the "Company") with the Securities and Exchange Commission. Reference should be made to such Registration Statement, the information incorporated therein by reference and exhibits thereto for further information with respect to the Company and its Common Stock. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              SELLING STOCKHOLDERS

        The following table sets forth (a) the name of one of the Selling Stockholders, Jefferson Capital Group, Ltd., (b) the number of Shares owned by such Selling Stockholder as of December 11, 1996, (c) the number of Shares offered by such Selling Stockholder in this offering, (d) the number of Shares to be owned by such Selling Stockholder after this offering and (e) the percent of the total number of shares of Common Stock outstanding to be owned by such Selling Stockholder after this offering. The Selling Stockholder is an affiliate of R. Timothy O'Donnell, a director of the Company.

                         Shares Owned as      Shares Offered     Shares Owned     % of Total Shares
Name                  of December 11, 1996      in Offering     After Offering     of Common Stock
----                  --------------------    --------------    --------------    ------------------
Jefferson Capital           97,400(1)              62,500           33,100(1)            *(1)
Group, Ltd.

--------------
(1) Total beneficial ownership, including shares of Common Stock held by
    R. Timothy O'Donnell, an affiliate of Jefferson Capital Group, Ltd. Also includes 1,800 time vesting Common Stock options held by Mr. O'Donnell which have vested.

*   Less than 1%.
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                           FORWARD LOOKING STATEMENTS


        Except for the historical information contained in or incorporated by reference in the Prospectus supplemented hereby, certain of the matters discussed in the Prospectus or in the documents incorporated by reference therein are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties which could cause actual results to differ materially from those discussed in the Prospectus or in the documents incorporated by reference therein, including, but not limited to the Company's dependence on a limited number of projects, the Company's degree of leverage, risks of expansion, acquisitions and new programming, dependence on key personnel, fluctuation in results of operations, and risks relating to the nature of the entertainment industry, governmental regulation, competition and control by management. See the Company's periodic reports and other documents filed with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to the Company's business.


          The date of this Prospectus Supplement is December 11, 1996.





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